Exhibit 99.1

Edward J. Zore to Join RenaissanceRe Board of Directors

PEMBROKE, Bermuda — RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that William F. Hecht, 67, who has served as a member of the Board since November 2001, will retire as a Director and that Edward J. Zore, the recently retired Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company, will join the Board effective August 11, 2010.

Neill A. Currie, Chief Executive Officer, said, “We are indebted to Bill for the guidance he has provided over the decade and for his significant contribution to our growth and development. We look forward to the new insights that Ed will bring to the boardroom, after a career of leadership and achievement at Northwestern Mutual.”

W. James MacGinnitie, Chairman, added, “On behalf of the entire Board of Directors of RenaissanceRe, I thank Bill for his years of service and expertise. I’d also like to welcome Ed, whose experience and financial expertise will contribute greatly to the stewardship of the organization on behalf of all of its shareholders.”

Edward J. Zore, 65, has served in a variety of capacities at Northwestern Mutual, principally as Chairman (March 2009 to July 2010), as Chief Executive Officer (June 2001 to June 2010), and as President (March 2000 to March 2009). Mr. Zore currently serves on the Northwestern Mutual Board of Trustees. He joined the Northwestern Mutual investment department in 1969, and also served as the company’s Executive Vice President, Chief Financial Officer, Chief Investment Officer, and as a director of Northwestern Mutual Series Fund, Inc. Mr. Zore is a member of the Board of Directors of Manpower Inc., and chairs its Audit Committee. He is a former chairman of the board of the American Council of Life Insurers, and former honorary board member of the Million Dollar Round Table Foundation. Mr. Zore obtained his B.A. and M.A. in Economics from the University of Wisconsin–Milwaukee.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance, its Lloyd’s operations and certain joint ventures and other investments managed by the Company’s subsidiary RenaissanceRe Ventures Ltd., and (2) Insurance, which principally includes primary insurance.

CONTACT:

Investor:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations

or

Media:

Kekst and Company

David Lilly or Dawn Dover, 212-521-4800